Exhibit 3.37
OPERATING AGREEMENT
OF
TERRA INVESTMENT FUND LLC
     This Operating Agreement is being entered into this 1st day of August, 2008, by and between Terra Investment Fund LLC, an Oklahoma limited liability company (the “Company”) and its Member.
ARTICLE I
DEFINITIONS
     “Act” — The Oklahoma Limited Liability Company Act, as now in effect or as hereafter amended.
     “Agreement” — This Operating Agreement.
     “Articles of Organization” — The Articles of Organization of the Company.
     “Code” — The Internal Revenue Code of 1986, as amended.
     “Company” — Terra Investment Fund LLC.
     “Effective Date” — The date upon which the Articles of Organization of the Company are filed with the Oklahoma Secretary of State.
     “Event of Dissolution” — See Section 10.1.
     “Majority Vote ” — The affirmative vote of Members having in excess of 50% of all votes entitled to be voted.
     “Manager” — Any Person designated as a Manager pursuant to this Agreement.
     “Member” — Any Person who is a “member” of the Company as that term is defined in the Act.
     “Net Income” or “Net Loss” — The net income or net loss with respect to any accounting period of the Company determined in accordance with accounting principles generally and consistently applied by the Company.
     “Percentage Interest” — With respect to any Member as of the time referred to herein, that Member’s ownership interest in the Company expressed as a percentage, determined by dividing the total number of issued and outstanding Units in the Company into the number of Units owned by that Member.

     “Permitted Transferee” — See Section 9.2.
     “Person” — Any natural person or legal entity.
     “Transfer” — The term “transfer”, or any tense thereof, whether or not capitalized, when used in connection with the transfer of Units, shall include any transfer by sale, gift, exchange, grant of a security interest, or other form of conveyance, whether voluntary or involuntary, by operation of law or otherwise, during lifetime or at death.
     “Unit” — An ownership interest in the Company as described in Article III.
     “Unit Certificate” — See Section 2.8.
ARTICLE II
THE COMPANY
     2.1 Formation. Upon filing the Articles of Organization of the Company in the office of the Secretary of State of Oklahoma, the initial Member hereby forms the Company. The Company shall take all other necessary or appropriate action, including the execution and filing of all articles, amendments, certificates and other instruments as may be required from time to time to comply with the Act and with all other laws governing the formation, operation, and continuation of the Company in all jurisdictions where the Company conducts business.
     2.2 Rules Governing the Company. The rights and obligations of the Members and the business and affairs of the Company shall be governed first by the mandatory provisions of the Act which may not be altered or varied, second by the Company’s Articles of Organization, third by this Agreement, and fourth by the provisions of the Act which are not mandatory. In the event of any conflict among the foregoing, the conflict shall be resolved in the order of priority set forth in the preceding sentence.
     2.3 Business. The Company is being formed to engage in the business of the ownership and management of real and personal property of any kind or description, without Limitation, and any other lawful investment or business activity permitted by the Act and to do all things incidental thereto. The Managers may change the business of the Company at any time, and may add one or more businesses or terminate one or more businesses as the Managers deem appropriate.
     2.4 Place of Business. The principal place of business of the Company shall be 600 Fourth Street, Sioux City, Iowa 51101, or at such other place as the Members shall designate from time to time.
     2.5 Term. The Company shall commence as of the Effective Date and shall continue until it is dissolved and terminated as provided for in this Agreement, or as required under the Act.

     2.6 Registered Agent. The name and address of the registered agent of the Company is as follows:

Name:	J. Christian Guzzy
Address:	Hartzog Conger Cason & Neville
201 Robert S. Kerr Ave.
1600 Bank of Oklahoma Plaza
Oklahoma City, OK 73102
     2.7 Title to Company Property. All property owned by the Company, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member shall have any ownership of such property individually. The Company may hold any of its assets in its own name or in the name of its nominee, which nominee may be one or more individuals, partnerships, trusts or other entities.
     2.8 Unit Certificates. The ownership of Units in the Company may be represented by a certificate (a “Unit Certificate”) in such form as prepared and executed by the Manager. Each Unit Certificate shall be imprinted in bold with a legend stating that transferability of the Unit Certificate is subject to restrictions contained in this Agreement. The Manager shall maintain a ledger showing the ownership of all outstanding Unit Certificates. Unit Certificates may be transferred only as permitted in Article IX, below.
ARTICLE III
COMPANY CAPITAL
     3.1 Capital Contributions, Issuance of Units, and Percentage Interests. The Members shall make capital contributions to the Company in such amounts and at such times as are required by the Managers in exchange for Units. The initial Members of the Company, the number of Units owned by each Member, and their Percentage Interests are set forth on Schedule “A”. The Percentage Interests may be adjusted upon the issuance of additional Units by the Company, the permissible transfer of Units by a Member, or the redemption of Units by the Company.
     3.2 Capital Accounts. Each Member’s capital accounts shall be maintained in accordance with Treasury Regulation Section 1.704-1(b) and any other laws governing the proper maintenance of capital accounts for limited liability companies.
ARTICLE IV
SHARING
     4.1 Allocation of Net Income and Net Loss. For both capital account maintenance and income tax purposes, all Net Income and Net Loss will be allocated in accordance with the Percentage Interests of the Members.

     4.2 Allocations in Connection with Shifts in Percentage Interests. In the event of a shift in the Percentage Interests of any Members in the Company for any reason, the allocations for that taxable year will be made by the Managers in their discretion to take into account the varying Percentage Interests of the Members for that year in whatever reasonable and consistently applied method the Managers choose in accordance with applicable Treasury Regulations.
ARTICLE V
DISTRIBUTIONS
     5.1 Timing and Amount of Distributions. The Company shall from time to time distribute to the Members such amounts as the Managers determine are available for distribution. Distributions will only be made after the Company has set aside a reserve which should be retained for the Company’s reasonable needs or for contemplated future business activities.
     5.2 Sharing of Distribution. All distributions, other than distributions in liquidation of the Company, shall be made in accordance with the Percentage Interests of the Members. All liquidating distributions shall be made in proportion to and to the extent of the capital account balances of the Members. A distribution will be deemed a liquidating distribution if so classified by the Managers.
ARTICLE VI
RIGHTS AND OBLIGATIONS OF MANAGERS
     6.1 Management by Managers. Except as otherwise provided in this Agreement, the Managers shall have the full and exclusive power and authority to manage and control the Company’s business and affairs and make all decisions on behalf of the Company. If only one Person is serving as the Manager, then any reference to the “Managers” under this Agreement shall refer to that Manager.
     6.2 Appointment of Managers. As of the Effective Date, the Manager shall be Terra International, Inc. The Members may remove any Manager or appoint one or more successor, additional, or replacement Managers on such terms as they from time to time may agree.
     6.3 Compensation and Reimbursements. Managers may receive reasonable compensation for their services as the Members deem appropriate. In addition, Managers will be reimbursed or receive advances for all reasonable out-of-pocket expenses, costs, and other liabilities incurred by the Managers on behalf of the Company in connection with the Company’s business.
     6.4 Evidence of Manager’s Authority. Any Person transacting any business with the Company may transact such business with a Manager, acting on behalf of the Company, without necessity for inquiring into the authority of that Manager to so act on behalf of the Company, unless that Manager does not have actual authority to act on behalf of the Company with respect to that particular business and that Person has knowledge of the fact that the Manager lacks such authority. The Company may from time to time prepare a certificate or designation of authority or similar type document which may be used by a Manager when transacting business of the Company. When a

Manager executes any document on behalf of the Company, that Manager may do so by signing his/her name, followed by the word “Manager.” The Managers may delegate certain duties, authority, and responsibilities among themselves as they may unanimously agree. Any such delegation shall be in writing and signed by all Managers.
     6.5 Resignation. Any Manager of the Company may resign at any time as a Manager by giving notice of such resignation to the Company. Any such resignation shall take effect at the time specified therein or, if no time be specified, upon receipt thereof. The acceptance of such resignation by the Company shall not be necessary to make the resignation effective.
     6.6 Limitation of Liability. Each Manager’s liability to the Company and its Members for monetary damages for breach of a fiduciary duty as a Manager shall be limited to the maximum extent permitted by the Act and any other applicable law; provided, however, nothing contained herein shall eliminate or limit the liability of a Manager: (i) for any breach of the Manager’s duty of loyalty to the Company or its Members; (ii) for acts or omissions not in good faith or which involve an intentional misconduct or a knowing violation of the law; and (iii) for any transaction from which the Manager derived an improper personal benefit.
     6.7 Officer Titles. In exercising the Manager’s rights, powers and authority as Manager, the Manager may use the title “Manager”, “President” or any other title that, from time to time, the Members may direct the Manager to use.
ARTICLE VII
RIGHTS AND OBLIGATIONS OF MEMBERS
     7.1 Limitation of Liability. Each Member’s liability shall be limited to the maximum extent permitted by the Act and any other applicable law, except to the extent that such Member (i) agrees in writing to any such liability or (ii) may be liable as expressly provided for in this Agreement.
     7.2 Rights of Members Relating to Company Information. Any Member of the Company shall have the right upon demand and at such Member’s own expense to obtain, inspect, and make copies of all Company books, files, and records required to be made available to Members under the Act.
     7.3 Restrictions on Power to Bind the Company. Except as otherwise provided herein, no Member shall have the authority or power to act on behalf of or to bind the Company or any other Member or to take any action which would adversely affect the limited liability of a Member or affect the status of the Company as a partnership for federal income tax purposes.

ARTICLE VIII
MEETINGS OF MEMBERS
     8.1 No Requirement for Meetings. The Company shall not be required to hold any annual or special meetings of the Members.
     8.2 Meetings. A meeting of the Members for the purpose of transacting any business as may come before the meeting shall be held at such place, on such date and at such time as shall be designated by any Manager or by a Majority Vote of the Members of the Company. All decisions, approvals or consents permitted or required to be made by Members shall be decided by a vote of the Members or by written consent. Any matter submitted to a vote of the Members shall be decided by a Majority Vote of all of the Members, except as otherwise provided herein.
     8.3 Consent of Members in Lieu of Meeting. Any action that may be taken at any meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the actions so taken, is signed by Members having not less than the total Percentage Interests in the Company that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present.
     8.4 Chairman. A Manager shall act as Chairman of the meeting.
     8.5 Voting. Each Unit shall be entitled to one vote. If there is more than one class of Units, then the different classes of Units shall have such numbers of votes as have been designated to that class. All decisions, approvals or consents permitted or required to be made by Members shall be decided by a Majority Vote of the Members at a meeting of the Members or by written consent in lieu of a meeting as provided for herein.
     8.6 Proxies. Member entitled to vote at a meeting of Members or to express consent to an action in writing without a meeting may authorize another Person or Persons to act for that Member by proxy. To be valid, any such proxy must be in writing, signed by the Member giving the proxy, setting forth the name of the Person or Persons to whom the proxy is given, dated, and presented to the Chairman at the meeting. Any such proxy shall be valid and continue in effect until the proxy is revoked. A proxy shall be revoked if notice of revocation is given in writing, dated, executed by the Person who previously gave the proxy, and delivered to the Company. A proxy shall also be deemed revoked at such time as the Company receives notice of the death, adjudication of incompetency, or appointment of legal guardian of the Person who gave the proxy.
ARTICLE IX
TRANSFERS OF UNITS
     9.1 General Restrictions on Transfers. Except as otherwise permitted in this Agreement, no Member may make or suffer to be made any transfer (as defined in Article I) of all or any part of that Member’s Units in the Company to any Person.

     9.2 Permitted Transfers. The following transfers described in this Section 9.2 shall be permitted transfers. Any Person to whom a Unit is transferred as permitted hereunder is referred to as a “Permitted Transferee.” However, any permitted transfer hereunder shall be effective only upon compliance with the requirements of Section 9.3. Any Permitted Transferee hereunder may become a Member of the Company only upon compliance with Section 9.3.
          9.2.1 To Other Members. Any Member may transfer all or any part of that Member’s Units to any other Member without restriction.
          9.2.2 To Others With Consent of Members. All or any part of a Member’s Units may be transferred with the consent or ratification of a Majority Vote of the Members, determined by excluding the Interest of the transferring Member, which consent or ratification may be withheld for any reason.
     9.3 Conditions to Effectiveness of a Transfer of an Interest. Any transfer permitted under Section 9.2 above shall become effective and shall be recognized by the Company only if the Permitted Transferee does each of the following to the satisfaction of the Company.
          9.3.1 Pays all expenses to be incurred by the Company in connection with such transfer.
          9.3.2 Executes such documents as are satisfactory to the Company excepting and adopting this Agreement.
          9.3.3 Satisfies the Company that the transfer is permissible under all applicable securities laws and will not jeopardize the classification of the Company as a limited liability company for federal income tax purposes.
          9.3.4 Satisfies the Company that the transfer satisfies all of the requirements for transfers contained herein and required by law.
ARTICLE X
DISSOLUTION
     10.1 Dissolution. This Company shall be dissolved and its affairs shall be wound up upon the occurrence of an “Event of Dissolution.” An Event of Dissolution shall occur upon the earlier of:
          10.1.1 the Majority Vote of all Members to dissolve the Company; or
          10.1.2 the entry of a decree of judicial dissolution of the Company under the Act; or

          10.1.3 the sale or disposition of substantially all of the business and operating assets of the Company.
     10.2 Dissolution of the Company. In the event the Company is to be dissolved, the Company shall not be terminated and liquidated until the Company has filed Articles of Dissolution with the Secretary of State of Oklahoma and the assets of the Company shall have been distributed in liquidation. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business and affairs of the Company shall continue to be governed by this Agreement.
     10.3 Manner of Liquidation. The Managers shall have full and complete authority to liquidate the Company’s assets and liabilities in whatever manner they deem appropriate. Liquidating distributions need not be of a pro rata interest in each item of property distributed, but instead distributions of cash or properties can be made non-pro rata as determined by the Managers. All expenses of termination and liquidation shall be treated as Company expenses. In the event there is no Manager then serving, then the Members shall appoint a Person, which may but need not be a Member, to act as the liquidating agent of the Company.
     10.4 Determination of Capital Accounts. Upon liquidation of the Company, all Net Income and Net Loss from the sale or exchange of Company assets shall be credited and charged to the Members for federal income tax purposes and capital account purposes as provided for in Article IV and all required capital account adjustments shall be made. All assets to be distributed in kind and not actually sold or exchanged shall be deemed sold or exchanged with the Net Income and Net Loss from such deemed sale or exchange being credited and charged to the Members for federal income tax purposes and capital account purposes as provided for in Article IV. All withdrawing accounts shall be closed into the capital accounts.
     10.5 Liquidating Distributions. All liquidation proceeds shall be distributed in the following order of priority:
          10.5.1 to the payment of all liabilities owed to creditors of the Company, including liabilities owed to Members;
          10.5.2 then any remainder shall be paid in proportion to and to the extent of the relative capital account balances of the Members in accordance with Section 5.2.2.
ARTICLE XI
GENERAL
     11.1 Counterparts. This Agreement may be executed in any number of counterpart signature pages, any one of which shall be considered an original. All counterpart signature pages shall be but one agreement, and shall be binding upon each party who executes any counterpart.

     11.2 Benefit. This Agreement shall be binding and inure to the benefit of the Members and their respective personal representatives, heirs, executors, administrators, successors and assigns, and Successor in Interest.
     11.3 Notices. Any notice either contemplated or required hereunder may be given either by letter or facsimile addressed to the Member at his address as shown on the books of the Company and deposited postage prepaid, certified or registered mail, in the United States Post Office, or by personal delivery. Any change of address shall be effective only if furnished to the Company either by letter, sent by certified or registered mail, or by personal delivery. Letters shall be deemed received three (3) business days from date of postmark and facsimile transmission, and notice by personal delivery shall be deemed received on the first business day following the date of personal delivery or facsimile transmission, absent proof to the contrary.
     11.4 Amendments. Except as otherwise provided herein, this Agreement may be amended by the vote of all the Members.
     11.5 Partition. No Member nor any successor-in-interest to any Member shall have the right while this Agreement remains in effect to have any portion of the assets of the Company partitioned or to file a complaint or institute any proceeding at law or in equity to have such assets partitioned.
     11.6 Prior Agreements. This Agreement supersedes all prior agreements covering the same subject matter.
     11.7 Section 754 Election to Adjust Basis. The Company may, upon the affirmative vote of the Members, elect to adjust the basis of Company property with respect to any Member where and as permitted under Section 754 of the Code. As a condition to making a Section 754 election, the Managers shall require the affected Member to pay all expenses associated with making the election, making the basis adjustment, and accounting for the separate basis adjustments on an ongoing basis.
     11.8 Approvals and Consents Must Be in Writing. Whenever this Agreement calls for the consent or approval of any Member or Members, such consent or approval shall be effective only if it is in writing and signed by or on behalf of the Member who is granting such consent or approval, unless the circumstances clearly indicate that such consent or approval is intended to be given by the Member other than in writing.
     11.9 Construction of Terms. References to a term in the singular or as him, her, it, itself, or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be.
     11.10 Headings. The headings and underlined paragraph titles are for guidance only and shall have no significance in the interpretation of this Agreement.
     11.11 Governing Law. This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the State of Oklahoma.

     11.12 Severability. The invalidity or unenforceability of any provision herein shall not affect the validity or enforceability of the remaining provisions herein.
     11.13 Other Documents. Each party agrees to execute such other documents as are reasonably requested by any other party hereto to further effect the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, the parties signed below.

MEMBER:	TERRA INTERNATIONAL, INC., a
Delaware corporation

	By:	/s/ Chris H. Rasmussen
	Name:	Chris H. Rasmussen
	Title:	Vice President

SCHEDULE “A”
To the Operating Agreement of Terra Investment Fund LLC
Effective as of August 1, 2008

	CAPITAL		PERCENTAGE
MEMBER	CONTRIBUTION	UNITS	INTERESTS
Terra International, Inc.	$150,000,000		100%